COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

EXHIBIT 12


                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Nine Months Ended September 30,
                                                         1997              1996
(Dollar amounts in millions)                                         (Restated)

Fixed charges:
         Interest and debt expense .........         $   362.4          $ 453.6
         One-third of rental expense .......              21.7              6.9
                                                         -----            -----
Total ........................................       $   384.1          $ 460.5
                                                         =====            =====
Earnings:
         Net Income from operations ............     $   377.2          $  49.0
         Provision for income taxes ........             258.6             21.9
         Fixed charges .....................             384.1            460.5
                                                         -----            -----
         Total .............................         $ 1,019.9          $ 531.4
                                                       =======            =====

Ratio of earnings to fixed charges...                     2.66             1.15
                                                          ====             ====